Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-37578) of IntegraMed America, Inc. on Form S-8 of our report dated June 27, 2012 on our audits of the financial statements and supplemental schedule of IntegraMed America, Inc. 401(k) Plan as of December 31, 2011 and 2010 and for the year ended December 31, 2011, which report is included in this annual report on Form 11-K filed on or about June 27, 2012.

/s/ EISNERAMPER LLP

New York, New York

June 27, 2012